Exhibit 99.1
Inhibrx Reports Fourth Quarter and Fiscal Year 2022 Financial Results

San Diego, CA, March 6, 2023 – Inhibrx, Inc. (Nasdaq: INBX) (“Inhibrx” or the “Company”), a biopharmaceutical company with four clinical programs in development and a strong emerging pipeline, today reported financial results for the fourth quarter and fiscal year 2022.

Key Highlights

•INBRX-101: Timing for the potentially registration-enabling trial for Alpha-1 Antitrypsin Deficiency, or AATD, is on track with sites expected to activate and initiate enrollment in April 2023. Initial trial data is anticipated in early 2025. We expect to initiate clinical trial(s) in Graft-versus-host-disease, or GvHD, during the second half of 2023.

•INBRX-105: To date, we have observed a therapeutic window for our targeted 4-1BB agonist in the checkpoint refractory population, with responses both as a single agent and in combination with Keytruda®. We expect to announce clinical data from these cohorts during the second half of 2023.

•INBRX-109: We believe we can now more precisely identify the at-risk population for severe liver toxicity in our DR5 agonist trials as elderly individuals with fatty liver disease. Enrollment is paused while we implement the Hepatic Steatosis Index, or HSI, into our screening criteria protocol. We expect enrollment to resume by the middle of the year and do not anticipate this to impact the timeline for completion of the potentially registration-enabling trial in chondrosarcoma during the second half of 2024.

Financial Results
•Cash and Cash Equivalents. As of December 31, 2022, Inhibrx had cash and cash equivalents of $273.9 million, compared to $131.3 million as of December 31, 2021.
•R&D Expense. Research and development expenses were $30.5 million during the fourth quarter of 2022, compared to $18.6 million during the fourth quarter of 2021. Research and development expenses were $110.2 million during the fiscal year 2022, compared to $71.4 million during the fiscal year 2021. Clinical trial expenses increased related to the progression of the Company’s four Phase 1 trials and its potentially registration-enabling Phase 2 trial, which was initiated during the second quarter of 2021. The Company also incurred increased contract manufacturing expenses due to greater production run costs at its contract development and manufacturing organization partners, including drug substance batch manufacturing in preparation for a Phase 2 trial supply and pilot batch production for one of its preclinical candidates. Personnel-related costs also increased during both periods, partially attributable to an increase in headcount as the Company continues to expand its clinical operations and technical operations teams as well as increased salaries and the expansion of our bonus eligibility pool in the current year.
•G&A Expense. General and administrative expenses were $5.3 million during the fourth quarter of 2022, compared to $3.6 million during the fourth quarter of 2021. General and

Exhibit 99.1
administrative expenses were $21.1 million during the fiscal year 2022, compared to $12.4 million during the fiscal year 2021. This overall increase in both periods was primarily driven by an increase in personnel-related costs, in part due to the expansion of the Company’s commercial strategy team as well as an increase in salaries and the expansion of our bonus eligibility pool in the current year. In addition, market research and other scientific publication expenses were incurred related to its continued pre-commercialization efforts for INBRX-101 and INBRX-109. The Company also incurred increased accounting and legal fees as a result of the establishment of its ATM facility and the continued expansion of its intellectual property portfolio.
•Net Loss. Net loss was $40.9 million during the fourth quarter of 2022, or $0.95 per share, compared to $21.2 million during the fourth quarter of 2021, or $0.55 per share. Net loss was $145.2 million during the fiscal year 2022, or $3.62 per share, compared to $81.8 million during the fiscal year 2021, or $2.15 per share.

About Inhibrx, Inc.
Inhibrx is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. Inhibrx has collaborations with 2seventy bio, Inc. (formerly bluebird bio, Inc.), Bristol-Myers Squibb Company and Chiesi Farmaceutici S.p.A. For more information, please visit www.inhibrx.com.

Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s and its investigators’ judgments and beliefs regarding the strength of Inhibrx’s pipeline and the observed safety and efficacy to date of its therapeutic candidates; future clinical development of Inhibrx’s therapeutic candidates, including any potential for accelerated approval. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of preclinical data and initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; and other risks described from time to time in the “Risk Factors” section

Exhibit 99.1
of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K as well as its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
kelly@inhibrx.com
858-795-4260

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2022	2021	2022	2021
	(unaudited)
Revenue:
License fee revenue	$274	$2,836	$2,178	$7,125
Grant revenue	—	20	14	106
Total revenue	274	2,856	2,192	7,231
Operating expenses:
Research and development	30,451	18,615	110,186	71,440
General and administrative	5,323	3,645	21,123	12,355
Total operating expenses	35,774	22,260	131,309	83,795
Loss from operations	(35,500)	(19,404)	(129,117)	(76,564)
Total other income (expense)	(5,416)	(1,785)	(16,106)	(5,202)
Provision for income taxes	(1)	—	3	2
Net loss	$(40,915)	$(21,189)	$(145,226)	$(81,768)
Net loss per share, basic and diluted	$(0.95)	$(0.55)	$(3.62)	$(2.15)
Weighted-average shares of common stock outstanding, basic and diluted	43,268	38,581	40,108	38,010

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	AS OF DECEMBER 31,
	2022	2021

Cash and cash equivalents	$273,865	$131,301
Other current assets	6,628	7,811
Non-current assets	10,382	11,338
Total assets	$290,875	$150,450

Debt, current and non-current	$202,069	$70,470
Other current liabilities	27,576	22,454
Other non-current liabilities	3,173	5,143
Total liabilities	232,818	98,067
Stockholders’ equity	58,057	52,383
Total liabilities and stockholders’ equity	$290,875	$150,450